Exhibit 10.2
May 5, 2022

Scott Kirk

By e-mail:

Dear Scott,
It is important to Argo Group International Holdings, Ltd. (together with its subsidiaries, "Argo Group") that key, high-performing employees are incentivised and encouraged to progress their careers with us. To that end, it is my pleasure to inform you that our Board of Directors has decided to:
1.offer you a cash retention award in the amount $1,282,592 (the "Retention Award") subject to the terms described in this agreement (the "Agreement"); and
2.extend your Service Agreement dated 5 February 2021 (the “Service Agreement”).

Argo Group and you each agree as follows:
1.RETENTION AWARD
Except as provided under Section 2 below, you will be entitled to the Retention Award which will accrue in 25% increments on 15 June 2022, 15 September 2022, 15 December 2022 and 15 March 2023 (each, a “Vesting Date”), subject to you remaining in "good standing" and continuously employed by Argo Group and not having given notice to terminate your employment through each Vesting Date. For purposes of this Agreement, to remain in good standing, you may not be subject to any outstanding disciplinary or capability (performance improvement) proceedings and/or have not been issued with any verbal or written warning as a result of such proceedings from the date of this Agreement through each Vesting Date. The Retention Award will be paid by your employer in four instalments, each due as soon as reasonably practicable on or following the applicable Vesting Date, but no later than sixty (60) days following such Vesting Date, subject to any and all applicable federal, state, local, foreign and/or other withholding taxes and all other authorized payroll deductions.
2.TERMINATION OF EMPLOYMENT
Subject to the following sentence, you will no longer be eligible for any unvested portion of the Retention Award if your employment is terminated (or you give or receive notice to terminate your employment) for any reason by you or Argo Group prior to the applicable Vesting Date. Notwithstanding the foregoing, other than on the expiry of your Service Agreement in accordance with its terms on 7 August 2022, the unpaid part of the Retention Award will vest in full if prior to the final Vesting Date your employment is terminated (or notice is given to terminate your employment) without "Cause" or you resign with "Good Reason", as such terms "Cause" and "Good Reason" are defined under Argo Group's Executive Severance Plan, as amended and restated as of 26 April 2022 (the "Executive Severance Plan"). This payment will be made within sixty (60) days of your termination of employment without Cause or your resignation with Good Reason, subject to your execution of the Release (as such term is defined under the Executive Severance Plan) and subject to any and all applicable federal, state, local, foreign and/or other withholding taxes and all other authorized payroll deductions.

3.NO EFFECT ON SEVERANCE AND OTHER BENEFITS
This Agreement will not affect your eligibility or entitlement to receive any benefits payable to you under any severance, change of control or similar plan, policy or agreement with any member of Argo Group, and the Retention Award will be in addition to any profit share or long-term incentive compensation that you may be eligible to receive.
4.EXTENSION OF YOUR SERVICE AGREEMENT
Clauses 2.1 and 2.3 of your Service Agreement shall be deleted in their entirety and Clause 2.1 of your Service Agreement shall be replaced with the following:
“The Executive’s employment under the terms of this Agreement shall continue until terminated by either party giving to the other not less than one month’s prior notice in writing unless terminated earlier in accordance with the remaining terms of this Agreement”
The definition of “Executive Severance Plan” shall be replaced with “means the Argo Group International Holdings, Ltd. Executive Severance Plan as amended on April 26, 2022 and any associated Participation Agreement between you and Argo Group International Holdings, Ltd.”
All other terms of the Service Agreement shall remain in full force and effect.
5.OTHER RIGHTS AND AGREEMENTS
This Agreement does not create any employment rights not specifically set forth herein with respect to you. Your employment remains at-will and can be terminated by Argo Group at any time and for any reason, with or without Cause. This Agreement contains the entire understanding of Argo Group and you with respect to the subject matter hereof.
6.CONFIDENTIALITY
You agree that the matters described in this Agreement are highly confidential. Accordingly, you must execute and deliver the Confidentiality Agreement, attached hereto as Exhibit A, and Participation Agreement governing your participation in the Executive Severance Plan in order to be eligible to earn the Retention Award.
7.AMENDMENT
This Agreement may be amended or revised only by written agreement signed by an authorized officer of Argo Group and you.
8.BINDING EFFECT.
This Agreement shall be binding on you and your executor, administrator and heirs, but may not be assigned by you. This Agreement may be transferred or assigned by Argo Group and shall be binding on the transferee or assignee. This Agreement shall automatically be transferred or assigned to and be binding upon any successor in interest to Argo Group, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

9.SECTION 409A
The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the "Code") (if applicable) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. For purposes of Section 409A, each installment payment provided under the Agreement shall be treated as a separate payment. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, (i) no amounts that are payable on account of your termination of employment shall be paid to you until you have incurred a "separation from service" from the Employer within the meaning of Section 409A of the Code, (ii) amounts that would otherwise be payable that would otherwise be provided pursuant to this Agreement during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six (6) months following your separation from service (or death, if earlier) and (iii) any payments that are due within the "short term deferral period" as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise.
10.COUNTERPARTS
This Agreement may be (a) executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement, and (b) executed and delivered by facsimile or other electronic transmission with the same effect as if a manually signed original were personally delivered.
11.APPLICABLE LAW
This Agreement shall be construed and enforced in accordance with the laws of England and Wales, without giving effect to the principles of conflict of laws thereof.
Please sign and return this letter to Silvana Nuzzo along with the attached Confidentiality Agreement. If you have any questions, please contact me or Silvana at your earliest convenience.
Thank you for your continuing contributions to the success of Argo Group.
Best regards,
/s/ Thomas A. Bradley
Thomas A. Bradley
Interim Chief Executive Officer

/s/ Vicky LeFevre
Vicky LeFevre
Group Head of Talent on behalf of Argo Management Services Limited

By executing this Agreement, you agree to the terms and conditions set forth herein and to keep the existence of this Agreement and such terms and conditions confidential.

Agreed to and accepted by:

/s/ Scott Kirk
Scott Kirk
Date: May 5, 2022

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